UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
January 14, 2011

GENERAL MARITIME CORPORATION
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

REPUBLIC OF THE MARSHALL ISLANDS
(STATE OR OTHER JURISDICTION OF INCORPORATION)

001-34228 (COMMISSION FILE NUMBER)	66-071-6485 (I.R.S. EMPLOYER IDENTIFICATION NO.)

299 Park Avenue New York, New York 10171 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(212) 763-5600
(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Not Applicable
(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On January 14, 2010 General Maritime Corporation (the “Company”) entered into an agreement to amend the terms of its $22.8 million bridge loan.  Nordea Bank and DnB NOR Bank ASA acted as the lead arrangers of the bridge loan.

Prior to the amendment, the bridge loan required that the Company sell sufficient assets to repay the loans by January 15, 2011.  Under the terms of the amended bridge loan, this date has been changed to February 15, 2011.  Further, the Company will no longer be required to use the cash proceeds from the sale of certain vessels to repay any principal amount of the loans currently outstanding under the bridge loan.

In addition, on January 18, 2011, the Company entered into memoranda of agreement (the “MOAs”) to sell the Genmar Concord, the Stena Concept and the Stena Contest to affiliates of Northern Shipping Fund Management Bermuda, Ltd. for net proceeds totaling $61.7 million. The sale of the three vessels under the MOAs is subject to the leaseback of the vessels under bareboat charters to be entered into with the purchasers of the vessels, the completion of definitive documentation and customary closing conditions. The Stena Contest and the Genmar Concord are expected to be delivered to the purchaser by January 31, 2011, and the Stena Concept is expected to be delivered by February 15, 2011.

A copy of the Company’s press release announcing these agreements is attached hereto as Exhibit 99.1 and, except for the fifth paragraph, which contains quoted remarks, is incorporated into this Item 1.01 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The information set forth above under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits.

Exhibit No.	Description

99.1	Press Release dated January 18, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MARITIME CORPORATION
(Registrant)

By:	/s/ Jeffrey D. Pribor
Name:	Jeffrey D. Pribor
Title:	Executive Vice President, Chief Financial Officer

Date:  January 18, 2011

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated January 18, 2011.